Exhibit 10.1

May 9, 2017

Preston Klassen, MD

7762 Lookout Drive

La Jolla, CA 92037

Dear Preston,

Congratulations! Arena Pharmaceuticals, Inc. (“Arena”) is very pleased to offer you the position of Executive Vice President, Research and Development, reporting to Amit Munshi, CEO. Your employment would begin on or around March 16, 2017 subject to transition period with your current employer.

Compensation

Your annualized salary will be $400,000.00 payable at the semi-monthly rate of $16,666.67 in accordance with Arena's normal payroll policies and procedures. This is a full-time and exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and that you are not eligible for overtime.

You will be eligible to participate in the Arena Annual Incentive Plan, with a bonus target potential of up to 50% of your annualized salary. Such a bonus would be contingent upon the successful achievement of individual and/or corporate objectives and subject to approval by the Board of Directors. Such bonus, if any, will be prorated based on the number of months worked in the plan year, and you must be employed with Arena on the bonus payment date to be eligible to earn the bonus. Your salary and any bonus will be subject to customary Federal and State withholdings.

In addition, as an inducement material to entering into employment with Arena, you will be granted 1,293,500 non-statutory stock options that entitle you to purchase Arena stock at a price equal to the per share closing price of our shares as reported on the Nasdaq Stock Market on your employment start date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported). Such Option Grant shall vest on the following schedule: 25% upon the one-year anniversary of your employment start date, then 1/48 vesting monthly thereafter over the remaining 36 months.  Your entitlement to any stock options is conditioned upon your signing of our standard form of stock option agreement and subject to its terms and the terms of our 2013 Equity Incentive Plan, as amended, under which the option(s) was granted.

Arena will pay you a signing bonus of $100,000 less taxes. Arena will pay this bonus on the next applicable pay date after your hire date. This money will be promptly repayable by you to Arena if you voluntarily choose to terminate your employment within 18 months of your employment start date.

Pending approval from the Compensation Committee, and upon receipt of documentation regarding payments owed to your former employer, Arena will pay you up to $65,000 less taxes on the next applicable pay date. This money will be promptly repayable by you to Arena if you voluntarily choose to terminate your employment within 18 months of your employment start date.

Employee Benefits

You are eligible to accrue a maximum of 120 hours of paid vacation per calendar year, accruing from a zero balance on your hire date and capped as set forth in the Arena employee handbook. You are also eligible to take a maximum of 48 hours of sick leave per calendar year. Arena also offers a holiday schedule which typically includes time-off between Christmas and New Years’.

You are also entitled to enter into a standard form of Indemnification Agreement maintained by Arena for its executive officers, and you will participate in Arena’s Severance Benefit Plan with a severance period of 18 months.

You will also be eligible to participate in Arena’s health insurance, 401(k) and other benefit plans according to the terms and conditions of those plans.  These coverages are effective as of your hire date, with the exception of the Employee Stock Purchase Plan, for which you will be eligible at the next Offering period.  A brochure outlining these benefits is available upon request.  Arena reserves the right to change the terms or cancel its compensation and benefits programs at any time.

Employment Relationship

Your employment will be “at-will.” This means that you or Arena may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. This “at will” status may not be changed except by written agreement signed by both you and the Chief Executive Officer of Arena Pharmaceuticals.

Employment Contingency

This offer of employment and/or your employment by Arena is contingent upon:

•	Successful completion of a background and reference checks prior to your date of hire
•	Submitting proof of your identity and work authorization within three days of your date of hire, in conformance with I-9 requirements
•	Execution of Arena’s Employee Proprietary Information and Inventions Agreement upon date of hire
•	Certification of receipt and understanding of Arena’s Code of Business Conduct and Ethics, and Insider Trading Policy upon date of hire
•	Completion and acceptance of the D&O questionnaire

By signing this offer letter, you represent that your employment with Arena will not conflict with or violate any agreement or understanding with your former employer or other person or entity.

Arena Policies and Procedures

You will be required to abide by and agree to all Arena policies and procedures, including but not limited to those set forth in the Arena employee handbook and accompanying policies. Upon your date of hire, you will be provided the handbook for review and an acknowledgement of receipt of the same for signature. This letter sets forth the complete offer we are extending to you, and supersedes and replaces any prior inconsistent statements or discussions. It may be changed only by a subsequent written agreement.

Preston, we are thrilled to have you join the Arena team! We hope this will be a mutually rewarding professional relationship. If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

Sincerely,

/s/ Amit Munshi

Amit Munshi

President and Chief Executive Officer

Acceptance:

I have read the terms of this offer of employment from Arena Pharmaceuticals, Inc. and I accept and agree to them.

/s/ Preston Klassen	2-21-2017
Preston Klassen	Date

Offer Expiration Date: February 21, 2017

ENC:

Employee Proprietary Information and Inventions Agreement

Code of Business Conduct and Ethics

Insider Trading Policy